Exhibit 10.1

Reference Number: DP1:7015020	Account Number: 033192766

MORGAN STANLEY & CO. LLC 1585 BROADWAY NEW YORK, NY 10036-8293 (212) 761-4000

August 1, 2013

Fixed Dollar Capped Accelerated Share Repurchase Transaction

MSCI Inc.

7 World Trade Center

250 Greenwich Street, 49th Floor

New York, New York 10007

Attention: Robert Qutub

Facsimile: 212-804-2919

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. LLC (“MSCO”) and MSCI Inc. (“Issuer”) on the Trade Date specified below (the “Transaction”). This confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation. The Transaction is a Share Forward Transaction for purposes of the Equity Definitions. Any reference to a currency shall have the meaning contained in Section 1.7 of the 2006 ISDA Definitions, as published by ISDA.

1. This Confirmation evidences a complete and binding agreement between MSCO and Issuer as to the terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if MSCO and Issuer had executed an agreement in such form without any Schedule but with the (i) the election of an executed guarantee of Morgan Stanley dated as of the Trade Date in substantially the form attached hereto as Annex A as a Credit Support Document, (ii) the election of Morgan Stanley as a Credit Support Provider in relation to Party A, (iii) the election of USD as the Termination Currency and (iv) the additional elections set forth in this Confirmation.

The Transaction shall be the only transaction under the Agreement. If there exists any ISDA Master Agreement between MSCO and Issuer or any confirmation or other agreement between MSCO and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between MSCO and Issuer, then, notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which MSCO and Issuer are parties, the Transaction shall not be considered a transaction under, or otherwise governed by, such existing or deemed to be existing ISDA Master Agreement.

If there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

Trade Date:	As specified in Schedule I

Buyer:	Issuer

Seller:	MSCO

Shares:	Common Stock, par value USD 0.01 per share, of Issuer (Ticker: MSCI)

Tranches:	The Transaction will be divided into multiple Tranches, each with the terms set forth in this Confirmation, and in particular with the Prepayment Amount, Observation Dates, the Scheduled Valuation Date and the Lock-Out Date set forth in Schedule I. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Tranche as if each Tranche were a separate Transaction under the Agreement.

Forward Price:	A price per Share (as determined by the Calculation Agent) equal to (i) the arithmetic mean (not a weighted average) of the 10b-18 VWAP on each Observation Date that is a Trading Day during the Calculation Period minus (ii) the Discount; provided, however, that if the Forward Price would otherwise be greater than the Forward Cap Price, the Forward Price shall equal the Forward Cap Price.

Discount:	As specified in Schedule I

Forward Cap Price:	As specified in Schedule I

10b-18 VWAP:	On any Trading Day, a price per Share equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the Shares for the entirety of such Trading Day as determined by the Calculation Agent by reference to the screen entitled “MSCI.N <Equity> AQR SEC” or any successor page as reported by Bloomberg L.P. or any successor (without regard to pre-open or after-hours trading outside of any regular trading session for such Trading Day or block trades (as defined in Rule 10b-18(b)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) on such Trading Day) or, if the price displayed on such screen is clearly erroneous, as determined by the Calculation Agent in good faith and in a commercially reasonable manner

Observation Dates:	As specified in Schedule I

Calculation Period:	The period from, and including, the first Observation Date that is a Trading Day that occurs on or after the Prepayment Date to, but excluding, the relevant Valuation Date; provided, however, that if the Valuation Date is the Scheduled Valuation Date, then the Valuation Date shall be included in the Calculation Period.

Trading Day:	Any Exchange Business Day that is not a Disrupted Day in whole

Initial Shares:	As specified in Schedule I

Initial Share Delivery Date:	One Exchange Business Day following the Trade Date. On the Initial Share Delivery Date, Seller shall deliver to Buyer a number of Shares equal to the Initial Shares in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purposes of such Section 9.4.

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule I

Prepayment Date:	One Exchange Business Day following the Trade Date. On the Prepayment Date, Buyer shall pay to Seller the Prepayment Amount.

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Market Disruption Event:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” starting in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if any Exchange Business Day in the Calculation Period is a Disrupted Day, the Calculation Agent shall have the option in its good faith and commercially reasonable discretion to take one or more of the following actions: (i) determine that such Exchange Business Day is a Disrupted Day in part, in which case the Calculation Agent shall (x) determine the 10b-18 VWAP on such Exchange Business Day based on Rule 10b-18 eligible trades in the Shares on such day taking into account the nature and duration of the relevant Market Disruption Event and the volume, historical trading patterns and price of the Shares and (y) determine the Forward Price using an appropriately weighted average of 10b-18 VWAPs instead of an arithmetic mean, and/or (ii) elect to postpone the Scheduled Valuation Date by up to one Observation Date for every Observation Date that is a

Disrupted Day during the Calculation Period. For the avoidance of doubt, if the Calculation Agent takes the action described in clause (i) above, then such Disrupted Day shall be a Trading Day for purposes of calculating the Forward Price.

Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Calculation Period and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent may, in its good faith and commercially reasonable discretion, deem such ninth Scheduled Trading Day to be an Exchange Business Day that is not a Disrupted Day and determine the VWAP Price for such ninth Scheduled Trading Day using its good faith and commercially reasonable estimate of the value of the Shares on such ninth Scheduled Trading Day based on the volume, historical trading patterns and price of the Shares and such other factors as it deems appropriate.

VALUATION:

Valuation Date:

The earlier of (i) the Scheduled Valuation Date and (ii) any earlier accelerated Valuation Date as a result of MSCO’s election in accordance with the immediately succeeding paragraph.

MSCO shall have the right, in its absolute discretion but subject to the limitation set forth in the immediately succeeding paragraph, to accelerate the Valuation Date, in whole or in part, to any Exchange Business Day that is on or after the Lock-Out Date and prior to the Scheduled Valuation Date by notice (each such notice, an “Acceleration Notice”) to Issuer by 9:00 p.m., New York City time, on the Exchange Business Day immediately following the accelerated Valuation Date.

MSCO shall specify in each Acceleration Notice the portion of the Prepayment Amount that is subject to acceleration (which may be less than the full Prepayment Amount, but only so long as such portion is not less than USD 20,000,000). If the portion of the Prepayment Amount that is subject to acceleration is less than the full Prepayment Amount, then the Calculation Agent shall adjust the terms of the Transaction as appropriate in order to take into account the occurrence of such accelerated Valuation Date (including cumulative adjustments to take into account all prior accelerated Valuation Dates).

On each Valuation Date, the Calculation Agent shall calculate the Settlement Amount.

Scheduled Valuation Date:	As specified in Schedule I, subject to postponement in accordance with “Market Disruption Event” above

Lock-Out Date:	As specified in Schedule I

SETTLEMENT TERMS:

Physical Settlement:

Applicable.

On the Settlement Date, Seller shall deliver to Buyer a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price, minus (b) the Initial Shares (such number of Shares, the “Settlement Amount”), rounded to the nearest whole number of Shares.

Settlement Currency:	USD

Settlement Date:	The date that falls one Trading Day after the relevant Valuation Date

Other Applicable Provisions:	The last sentence of Section 9.2, Sections 9.8, 9.9, 9.10 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares) and Section 9.12 of the Equity Definitions will be applicable to the Transaction.

SHARE ADJUSTMENTS:

Potential Adjustment Event:

Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

It shall constitute a Potential Adjustment Event if a Disrupted Day occurs or, pursuant to Section 11 below, is deemed to occur (in whole or in part) on any Trading Day on or prior to the Valuation Date.

Extraordinary Dividend:	Any dividend or distribution on the Shares with an ex-dividend date occurring during the period from, and including, the Trade Date to, and including, the last day of the Calculation Period (other than any dividend or distribution of the type described in Section 11.2(e)(i), Section 11.2(e)(ii)(A) or Section 11.2(e)(ii)(B) of the Equity Definitions).

Method of Adjustment:	Calculation Agent Adjustment

EXTRAORDINARY EVENTS:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration

Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “25%” in the third line thereof.

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

For purposes of the Transaction,

(i)	the definition of Merger Date in Section 12.1(c) of the Equity Definitions shall be amended to read, “Merger Date shall mean the Announcement Date.”;

(ii)	the definition of Tender Offer Date in Section 12.1(e) of the Equity Definitions shall be amended to read, “Tender Offer Date shall mean the Announcement Date.”;

(iii)	the definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (a) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (b) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (c) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, (d) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof, (e) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the second line thereof and (f) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereof; and

(iv)	Section 12.2 of the Equity Definitions is hereby amended by inserting the words “Announcement Date in respect of any Merger Event or any potential” before the words “Merger Event” in the final line thereof.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 bps

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	33 bps

Determining Party:	For all applicable events, MSCO; provided that when making any determination or calculation as “Determining Party,” MSCO shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and the Confirmation as if the Determining Party were the Calculation Agent.

Hedging Party:	For all applicable events, MSCO; provided that when making any determination or calculation as “Hedging Party,” MSCO shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and the Confirmation as if the Hedging Party were the Calculation Agent.

Non-Reliance:	Applicable

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	MSCO; provided that following any determination or calculation hereunder, upon a written request by Buyer, the Calculation Agent will promptly provide to Buyer, by email to the email address provided by Buyer in such written request, a report (in a commonly used file format for the storage and manipulation of financial data) displaying, in reasonable detail, the basis for such determination or calculation, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models or other confidential or proprietary information used by it for such determination or calculation.

4. Account Details and Notices:

(a) Account for delivery of Shares to Issuer:

Computershare

Jersey City, NJ 07310

RE: MSCI Inc. (CUSIP 55354G100)

Account Name: MSCI Inc Buyback Treasury Account

Account Number: T027

(b) Account for payments to Issuer:

Bank of America NY

ABA: 026009593

MSCI Inc

Acct: 1233159065

(c) Account for payments to MSCO:

Citibank NY

ABA: 021000089

Morgan Stanley

Acct: 38890774

MSCI Reference: 23-05161

(d) For purposes of this Confirmation:

(i) Address for notices or communications to Issuer:

MSCI Inc.

7 World Trade Center

250 Greenwich Street, 47th Floor

New York, New York 10007

Attention: Chris Cassiliano

Telephone: 212-804-1579

Facsimile: 212-804-3952

(ii) Address for notices or communications to MSCO:

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036-8293

Attention: Anthony Cicia

Telephone: (212) 761-4000

Facsimile: (212) 507-4338

5. Amendments to the Equity Definitions.

(a) Section 9.2(a)(iii) of the Equity Definitions is hereby amended by deleting the words “the Excess Dividend Amount, if any, and”.

(b) Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material economic effect on the relevant Transaction”.

(c) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction or Share Forward Transaction, then, following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material economic effect on the Transaction and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Share)” and replacing such latter phrase with the words “(including adjustments to account for changes in volatility, stock loan rate or liquidity relevant to the Shares or to the Transaction)”.

(d) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “material economic effect on the relevant Transaction”.

(e) [Reserved.]

(f) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.

(g) Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

6. Certain Payments and Deliveries by MSCO.

Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and MSCO would be required to make a payment pursuant to Section 6 of the Agreement or (ii) an Extraordinary Event occurs and MSCO would be required to make a payment pursuant to Article 12 of the Equity Definitions (the amount of any such payment obligation described in Section 6(i) or (ii) above, an “MSCO Payment Amount”), then MSCO shall settle such payment obligation in Shares in lieu of cash unless, by prior written notice to MSCO, Issuer elects to have MSCO settle such payment obligation by making a cash payment; provided, however, that Issuer shall be deemed to have given such notice to MSCO in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is an Affected Party, which Event of Default or Termination Event resulted from an event or events within Issuer’s control. If Issuer does not so elect to have MSCO settle such payment obligation by making a cash payment, then MSCO shall deliver to Issuer, on or within a commercially reasonable time following the date on which such MSCO Payment Amount would have been due, a number of Shares with a market value, as determined by the Calculation Agent, equal to all or a portion (which portion may be zero) of the MSCO Payment Amount. If the market value of such Shares equals a portion, but not all, of the MSCO Payment Amount, then, on the date such MSCO Payment Amount is due, a notional balance (the “Settlement Balance”) shall be established equal to the remaining portion of the MSCO Payment Amount, and MSCO shall commence purchasing Shares for delivery to Issuer. At the end of each Trading Day on which MSCO purchases Shares pursuant to this Section 6, MSCO shall reduce the Settlement Balance by the amount paid by MSCO to purchase the Shares purchased on such Trading Day. MSCO shall deliver any Shares purchased on a Trading Day pursuant to this Section 6 to Issuer on the third Exchange Business Day following such Trading Day. MSCO shall continue so purchasing and delivering Shares until the Settlement Balance has been reduced to zero. In making any purchases of Shares contemplated by this Section 6, MSCO shall use commercially reasonable efforts to purchase such Shares in a manner that would qualify for the safe harbor provided by Rule 10b-18 under the Exchange Act (“Rule 10b-18”) if such purchases were made by or on behalf of Issuer. The period until the Settlement Balance is reduced to zero shall be considered to be part of the Calculation Period for purposes of the representations, warranties and covenants and other provisions herein as the context requires.

7. Certain Payments and Deliveries by Issuer.

Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Issuer would be required to make a payment pursuant to Section 6 of the Agreement or (ii) an Extraordinary Event occurs and Issuer would be required to make a payment pursuant to Article 12 of the Equity Definitions (any such payment described in Section 7(i) or (ii) above, an “Early Settlement Payment”), then Issuer shall settle such payment obligation in Shares (such Shares, “Early Settlement Shares”) unless, by prior written notice to MSCO, Issuer elects to settle such payment obligation by making a cash payment; provided, however, that Issuer shall be deemed to have given such notice to MSCO in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is an Affected Party, which Event of Default or Termination Event resulted from an event or events within Issuer’s control. Unless Issuer has given notice to MSCO of its election to settle the payment obligation described in this Section 7 through the payment of cash,

(i) Issuer must give notice to MSCO by no later than 6:00 p.m., New York City time, on the date that is three Exchange Business Days before the date that the Early Settlement Payment is due specifying whether such Early Settlement Shares are to be sold by means of a registered offering or by means of a private placement and (ii) Issuer must comply with Section 8(a) or 8(b) (as the case may be) and 8(c) below. If Issuer fails to give the notice described in clause (i) of the preceding sentence by the deadline specified in such clause, such Early Settlement Shares shall be deemed to be sold by means of a private placement.

8. Provisions Relating to Delivery of Early Settlement Shares.

(a) Issuer may deliver Early Settlement Shares and Make-Whole Shares (as defined below) by means of a registered offering only if the following conditions are satisfied:

(i) On the later of (A) the Trading Day following Issuer’s notice to MSCO that it will deliver Early Settlement Shares and any Make-Whole Shares by means of a registered offering (the “Registration Notice Date”), and (B) the date on which the Registration Statement is declared effective by the SEC or becomes effective, but in no event later than the date the Early Settlement Payment is due, Issuer shall deliver to MSCO a number of Early Settlement Shares equal to the quotient of (I) the relevant Early Settlement Payment divided by (II) a price per Share as reasonably determined by the Calculation Agent (the date of such delivery, the “Registered Share Delivery Date”).

(ii) Promptly following the Registration Notice Date, Issuer shall file with the SEC a registration statement (“Registration Statement”) covering the public sale by MSCO of the Early Settlement Shares and any Make-Whole Shares (collectively, the “Registered Securities”) on a continuous or delayed basis pursuant to Rule 415 (or any similar or successor rule), if available, under the Securities Act of 1933, as amended (the “Securities Act”); provided that no such filing shall be required pursuant to this paragraph (ii) if Issuer shall have filed a similar registration statement with unused capacity at least equal to the relevant Early Settlement Payment and such registration statement has become effective or been declared effective by the SEC on or prior to the Registration Notice Date and no stop order is in effect with respect to such registration statement as of the Registration Notice Date, in which case such registration statement shall be the Registration Statement. Issuer shall use its commercially reasonable efforts to file the Registration Statement as an automatic shelf registration statement or have the Registration Statement declared effective by the SEC, in each case, as promptly as possible. The Registration Statement shall be effective and subject to no stop order as of the Registered Share Delivery Date.

(iii) Promptly following the Registration Notice Date, Issuer shall afford MSCO a reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for underwritten offerings of equity securities of similar size (including, without limitation, the availability of senior management to respond to questions regarding the business and financial condition of Issuer and the right to have made available to MSCO for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by MSCO), and MSCO shall be satisfied in all material respects with the results of such due diligence investigation of Issuer. For the avoidance of doubt, Issuer shall not have the right to deliver Shares pursuant to this Section 8(a) (and the conditions to delivery of Early Settlement Shares specified in this Section 8(a) shall not be satisfied) unless and until MSCO is satisfied in all material respects with the results of such due diligence investigation of Issuer.

(iv) From the effectiveness of the Registration Statement until all Registered Securities have been sold by MSCO, Issuer shall, at the request of MSCO, make available to MSCO a printed prospectus relating to the Registered Securities in form and substance (including, without limitation, any sections describing the plan of distribution) reasonably satisfactory to MSCO (a “Prospectus”, which term shall include any prospectus supplement thereto), in such quantities as MSCO shall reasonably request.

(v) Issuer shall use its commercially reasonable efforts to avoid or prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Prospectus and, if any such order is issued, to obtain the lifting thereof as soon thereafter as is practicably possible. If the Registration Statement, the Prospectus or any document incorporated therein by reference contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading, Issuer shall as promptly as practicable file any required document and prepare and furnish to MSCO a reasonable number of copies of such supplement or amendment thereto as may be necessary so that the Prospectus, as thereafter delivered to the purchasers of the Registered Securities, will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not misleading.

(vi) On or prior to the Registered Share Delivery Date, Issuer shall enter into an agreement (a “Transfer Agreement”) with MSCO (or any affiliate of MSCO designated by MSCO) relating to the public sale of the Registered Securities and substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size, in form and substance reasonably satisfactory to MSCO (or such affiliate), which Transfer Agreement shall (without limiting the foregoing) contain provisions substantially similar to those contained in such underwriting agreements relating to:

(A) the indemnification of, and contribution in connection with the liability of, MSCO and its affiliates,

(B) the delivery to MSCO (or such affiliate) of customary letters and opinions (including, without limitation, accountants’ comfort letters, opinions relating to the due authorization, valid issuance and fully paid and non-assessable nature of the Registered Securities and letters of counsel relating to the lack of material misstatements and omissions in the Registration Statement, the Prospectus and Issuer’s filings under the Exchange Act); and

(C) the payment by Issuer of all fees and expenses in connection with such resale, including all registration costs and all reasonable fees and expenses of one counsel for MSCO (or such affiliate).

(vii) On the Registered Share Delivery Date, a notional balance (the “Early Settlement Balance”) shall be established with an initial balance equal to the amount of the Early Settlement Payment. Following the delivery of Early Settlement Shares or any Make-Whole Shares, MSCO shall sell all such Early Settlement Shares or Make-Whole Shares in a commercially reasonable manner.

(viii) At the end of each day on which sales have been made pursuant to paragraph 8(a)(vii) above, the Early Settlement Balance shall be (A) reduced by an amount equal to the net proceeds to be received by MSCO upon settlement of such sales, and (B) increased by an amount (as reasonably determined by the Calculation Agent) equal to MSCO’s funding cost with respect to the Early Settlement Balance as of the close of business on the day one Settlement Cycle prior to such day.

(ix) If, on any date, the Settlement Balance has been reduced to zero but not all of the Early Settlement Shares have been sold, no additional Early Settlement Shares shall be sold and MSCO shall promptly deliver to Issuer (A) any remaining Early Settlement Shares and (B) if the Early Settlement Balance has been reduced to an amount less than zero, an amount in cash equal to the absolute value of the then-current Early Settlement Balance.

(x) If, on any date, all of the Early Settlement Shares have been sold and the Settlement Balance has not been reduced to zero, Issuer shall promptly deliver to MSCO an additional number of Shares (“Make-Whole Shares”) equal to (A) the Settlement Balance as of such date divided by (B) a price per Share as reasonably determined by the Calculation Agent or, if Issuer so elects, pay the remaining Early Settlement Balance to MSCO in cash. This clause (x) shall be applied successively until the Settlement Balance is reduced to zero.

(xi) If at any time the number of Shares covered by the Registration Statement is less than the number of Registered Securities required to be delivered pursuant to this Section 8(a), Issuer shall, at the request of MSCO, file additional registration statement(s) to register the sale of all Registered Securities required to be delivered to MSCO.

(xii) Issuer shall cooperate with MSCO and use its commercially reasonable efforts to take any other action necessary to effect the intent of the provisions set forth in this Section 8(a).

(xiii) The provisions of Section 8(b) shall apply to any then-current Early Settlement Balance if on any given day Issuer cannot satisfy any of the conditions set forth in this Section 8(a), unless Issuer pays such then-current Early Settlement Balance to MSCO in cash pursuant to the Registration Statement.

(b) If Issuer notifies MSCO that it will deliver Early Settlement Shares and Make-Whole Shares by means of a private placement, the following provisions shall apply:

(i) All Early Settlement Shares and Make-Whole Shares shall be delivered to MSCO (or any affiliate of MSCO designated by MSCO) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.

(ii) Issuer shall afford MSCO and any potential purchaser of any such Shares from MSCO (or any affiliate of MSCO designated by MSCO) identified by MSCO a commercially reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for private placements of equity securities of similar size (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them) and Issuer shall not disclose material non-public information in connection with such due diligence investigation.

(iii) Issuer shall enter into an agreement (a “Private Placement Agreement”) with MSCO (or any affiliate of MSCO designated by MSCO) in connection with the private placement of such Shares by Issuer to MSCO (or any such affiliate) and the private resale of such Shares by MSCO (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance commercially reasonably satisfactory to MSCO and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, MSCO and its affiliates, and shall provide for the payment by Issuer of all fees and expenses in connection with such resale, including all reasonable fees and expenses of one counsel for MSCO but not including any underwriter or broker discounts and commissions, and shall contain representations, warranties and agreements of Issuer and MSCO reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

(iv) Issuer shall not take or cause to be taken any action that would make unavailable either (A) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Early Settlement Shares or Make-Whole Shares by Issuer to MSCO or (B) an exemption from the registration requirements of the Securities Act reasonably acceptable to MSCO for resales of Early Settlement Shares and Make-Whole Shares by MSCO.

(v) On the date requested by MSCO, Issuer shall deliver a number of Early Settlement Shares equal to the quotient of (A) the amount of the Early Settlement Payment divided by (B) a per Share value, determined by MSCO in a commercially reasonable manner, which value shall take into account transfer restrictions applicable to such Shares and may be based on indicative bids from institutional “accredited investors” (as defined in Rule 501 under the Securities Act), and the provisions of Section 8(a)(vii) through (x) shall apply to the Early Settlement Shares delivered pursuant to this Section 8(b)(v). For purposes of applying the foregoing, the Registered Share Delivery Date referred to in Section 8(a)(vii) shall be the date on which Issuer delivers the Early Settlement Shares.

(c) Unless Issuer has given notice to MSCO of its election to settle the payment obligation described in Section 7 through the payment of cash, then, if necessary, Issuer shall use its best efforts to cause the number of authorized but unissued Shares of Common Stock to be increased to an amount sufficient to permit Issuer to fulfill its obligations under Sections 8(a) and/or 8(b) above.

9. Special Provisions for Merger Transactions.

Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a) Issuer agrees that:

(i) It will not during the term of the Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the open or after the close of the regular trading session on the Exchange for the Shares.

(ii) To the extent that an announcement of a potential Merger Transaction occurs during the term of the Transaction and such announcement does not cause the Transaction to be cancelled or terminated in whole pursuant to “Extraordinary Events” in Section 2 above, then promptly following such announcement (but in any event prior to the next opening of the regular trading session on the Exchange), Issuer shall provide MSCO with written notice of such announcement; promptly (but in any event prior to the next opening of the regular trading session on the Exchange), Issuer shall provide MSCO with written notice specifying (x) Issuer’s average daily “Rule 10b-18 purchases” (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through MSCO or its affiliates and (y) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date. Such written notice shall be deemed to be a certification by Issuer to MSCO that such information is true and correct. Issuer understands that MSCO will use this information in calculating the trading volume for purposes of Rule 10b-18. In addition, Issuer shall promptly notify MSCO of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Issuer acknowledges that any such public announcement may trigger the provision set forth in Section 11 below. Accordingly, Issuer acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 13(b) below.

(b) Upon the occurrence of any such public announcement, MSCO in its good faith discretion may (i) apply the provisions of Section 11 below and/or (ii) treat the occurrence of such announcement as an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction, Issuer shall be the sole Affected Party and MSCO shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

10. Special Provisions for Acquisition Transaction Announcements.

(a) If an Acquisition Transaction Announcement occurs on or prior to the final Valuation Date, then the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent reasonably determines appropriate (including, for the avoidance of doubt, to the Discount and the Forward Cap Price) at such time or at multiple times as the Calculation Agent reasonably determines appropriate, to account for the economic effect on the Transaction of such Transaction Announcement (including adjustments to account for changes in volatility, expected dividends, stock loan rate and liquidity relevant to the Shares or to the Transaction). If an Acquisition Transaction Announcement occurs after the Trade Date but prior to the Lock-Out Date, the Lock-Out Date shall be deemed to be the date of such Acquisition Transaction Announcement.

(b) “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Issuer or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction or (iv) any announcement subsequent to an Acquisition Transaction Announcement relating to an amendment, extension, withdrawal or other change to the subject matter of the previous Acquisition Transaction Announcement. For the avoidance of doubt, the term “announcement” as used in the definition of Acquisition Transaction Announcement refers to any public announcement whether made by Issuer or a third party.

(c) “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Issuer with or into any third party, (ii) the sale or transfer of all or substantially all of the assets or liabilities of Issuer, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets or liabilities (including any capital stock or other ownership interests in subsidiaries) or other similar event by Issuer or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Issuer or its subsidiaries exceeds 25% of the market capitalization of Issuer and (v) any transaction with respect to which Issuer or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

11. MSCO Adjustments.

In the event that MSCO reasonably determines based on the advice of counsel that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (so long as such requirements, policies and procedures are generally applicable to transactions similar to the Transaction, and whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by MSCO, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulations 13D-G and Regulations 14 D-E under the Exchange Act), for MSCO to refrain from purchasing Shares or engaging in other market activity or to purchase fewer than the number of Shares or to engage in fewer or smaller other market transactions MSCO would otherwise purchase or engage in on any Trading Day on or prior to the last day of the Calculation Period, then MSCO may, in its commercially reasonable discretion, elect that a Market Disruption shall be deemed to have occurred on such Trading Day. MSCO shall notify Issuer upon the exercise of MSCO’s rights pursuant to this Section 11 and shall subsequently notify Issuer on the day MSCO believes that the circumstances giving rise to such exercise have changed.

12. Covenants.

Issuer covenants and agrees that:

(a) Until the end of the Potential Purchase Period (as defined below), neither it nor any of its affiliated purchasers (as defined in Rule 10b-18 under the Exchange Act) shall directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled or other derivative or structured Share repurchase transaction with a hedging period, calculation period or settlement valuation period or similar period that overlaps with the Transaction) purchase, offer to purchase, place any bid or limit order relating to a purchase of or commence any tender offer relating to Shares (or any security convertible into or exchangeable for Shares) except through MSCO without the prior written approval of MSCO (other than (w) purchases of Shares that do not constitute “Rule 10b-18 purchases” under subparagraphs (ii) or (iii) of Rule 10b-18(a)(13) and that are not reasonably expected to result in purchases of Shares in the market, (x) withholding of Shares from holders of employee stock options to cover amounts payable (including tax liabilities and/or payment of exercise price) in respect of the exercise of such employee stock options, (y) purchases of Shares from employees to satisfy obligations under employee compensation agreements with such employees and (z) privately negotiated off-exchange repurchases of Shares that are not reasonably expected to result in purchases of Shares in the market) or take any other action that would cause the purchase by MSCO of any Shares in connection with this Agreement not to qualify for the safe harbor provided in Rule 10b-18 under the Exchange Act (assuming for the purposes of this paragraph that such safe harbor were otherwise available for such purchases). “Potential Purchase Period” means the period from, and including, the Trade Date to, and including, the latest of (i) the last day of the Calculation Period, (ii) the earlier of (A) the date ten Exchange Business Days immediately following the last day of the Calculation Period and (B) the Scheduled Valuation Date and (iii) if an Early Termination Date occurs or the Transaction is cancelled pursuant to Article 12 of the Equity Definitions, a date determined by MSCO in its commercially reasonable discretion and communicated to Issuer no later than the Exchange Business Day immediately following such date.

(b) [Reserved.]

(c) Without limiting the generality of Section 13.1 of the Equity Definitions, it is not relying, and has not relied, upon MSCO or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of this Agreement and that it has conducted its own analyses of the legal, accounting, tax and other implications of this Agreement, and that MSCO and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of Issuer and that MSCO and its affiliates may continue to conduct such transactions during the term of this Agreement. Without limiting the generality of the foregoing, Issuer acknowledges that MSCO is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(d) Neither it nor any affiliates shall take any action that would cause a restricted period (as defined in Regulation M under the Exchange Act (“Regulation M”)) to be applicable to any purchases of Shares, or of any security for which Shares is a reference security (as defined in Regulation M), by Issuer or any affiliated purchasers (as defined in Regulation M) of Issuer during the Potential Purchase Period unless Issuer has delivered written notice to MSCO of the relevant restricted period (as defined in Regulation M) not later than the Scheduled Trading Day immediately preceding the first day of such restricted period, in which case an Additional Termination Event shall occur with the Transaction as the sole Affected Transaction and Issuer as the sole Affected Party and MSCO shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement; Issuer acknowledges that, in addition, delivery of any such notice may cause a Disrupted Day to occur pursuant to Section 11 above.

(e) It will not make any election hereunder while aware of any material nonpublic information regarding Issuer or the Shares.

(f) It shall not declare or pay any Extraordinary Dividend until the earlier of (i) the Scheduled Valuation Date or (ii) the date ten Exchange Business Days immediately following the Valuation Date.

13. Representations, Warranties and Acknowledgments.

(a) Issuer hereby represents and warrants to MSCO on the date hereof and on and as of the Initial Share Delivery Date that:

(i) (A) None of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares, and Issuer is entering into the Transaction in good faith and not as part of a plan or scheme to evade the prohibitions of federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act and (B) Issuer agrees not to alter or deviate from the terms of the Agreement or enter into or alter a corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares) during the term of the Agreement. Without limiting the generality of the foregoing, all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents) do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) The transactions contemplated by this Confirmation have been authorized under Issuer’s publicly announced program to repurchase Shares and, prior to the Trade Date, MSCO shall deliver to Issuer a resolution of Issuer’s board of directors authorizing the Transaction and such other certificate or certificates as MSCO shall reasonably request.

(iii) Issuer is not entering into this Agreement to facilitate a distribution of the Shares (or any security convertible into or exchangeable for Shares) or in connection with a future issuance of securities.

(iv) Issuer is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the federal securities laws.

(v) There have been no purchases of Shares in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception contained in Rule 10b-18(b)(4) by or for Issuer or any of its affiliated purchasers during each of the four calendar weeks preceding the Trade Date and during the calendar week in which the Trade Date occurs (“Rule 10b-18 purchase”, “blocks” and “affiliated purchaser” each being used as defined in Rule 10b-18).

(vi) Issuer is as of the date hereof, and immediately after giving effect to the transactions contemplated hereby will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Issuer is not less than the total amount required to pay the liabilities of Issuer on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Issuer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Agreement, Issuer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) Issuer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Issuer is engaged, (E) Issuer is not a defendant in any civil action that could reasonably be expected to result in a judgment that Issuer is or would become unable to satisfy, (F) Issuer is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (G) Issuer would be able to purchase Shares with an aggregate purchase price equal to the Prepayment Amount in compliance with the corporate laws of the jurisdiction of its incorporation.

(vii) Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) No state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of MSCO or its affiliates owning or holding (however defined) Shares.

(b) Issuer acknowledges and agrees that the Initial Shares may be sold short to Issuer. Issuer further acknowledges and agrees that MSCO may purchase Shares in connection with the Transaction, which Shares may be used to cover all or a portion of such short sale or may be delivered to Issuer. Such purchases and any other market activity by MSCO will be conducted independently of Issuer by MSCO as principal for its own account. All of the actions to be taken by MSCO in connection with the Transaction shall be taken by MSCO independently and without any advance or subsequent consultation with Issuer. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of such Rule, and Issuer shall not take any action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Issuer acknowledges and agrees that (A) Issuer does not have, and shall not attempt to exercise, any influence over how, when or whether MSCO effects any market transactions in connection with the Transaction and (B) neither Issuer nor its officers or employees shall, directly or indirectly, communicate any information regarding Issuer or the Shares to any employee of MSCO or its Affiliates identified by MSCO in writing to Issuer responsible for executing market transactions in connection with the Transaction. Issuer also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment, modification or waiver shall be made at any time at which Issuer or any officer or director of Issuer is aware of any material nonpublic information regarding Issuer or the Shares.

(c) Each of Issuer and MSCO represents and warrants to the other that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(d) Each of Issuer and MSCO acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Accordingly, it represents and warrants to the other party that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(e) Notwithstanding anything to the contrary in this Confirmation, the Agreement or the Definitions, under no circumstances will any MSCO Payment Amount or Early Settlement Payment payable in connection with any early termination or cancellation of the Transaction include the effects of any Dividends declared or paid by Issuer.

14. Acknowledgements of Issuer Regarding Hedging and Market Activity.

Issuer agrees, understands and acknowledges that:

(a) during the period from (and including) the Trade Date to (and including) the Settlement Date, MSCO and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative transactions in order to adjust its Hedge Position with respect to the Transaction;

(b) MSCO and its Affiliates also may be active in the market for the Shares or options, futures contracts, swaps or other derivative transactions relating to the Shares other than in connection with hedging activities in relation to the Transaction;

(c) MSCO shall make its own determination as to whether, when and in what manner any hedging or market activities in Issuer’s securities or other securities or transactions shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction; and

(d) any such market activities of MSCO and its Affiliates may affect the market price and volatility of the Shares, including the 10b-18 VWAP and the Forward Price, each in a manner that may be adverse to Issuer.

15. [Reserved].

16. Other Provisions.

(a) Issuer agrees and acknowledges that MSCO is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (B) MSCO is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 555 and 561 of the Bankruptcy Code.

(b) MSCO and Issuer hereby agree and acknowledge that MSCO has authorized Issuer to disclose the Transaction to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and authorizes Issuer to use any information that Issuer receives or has received with respect to the Transaction in any manner.

(c) In the event Issuer becomes the subject of proceedings (“Bankruptcy Proceedings”) under the Bankruptcy Code or any other applicable bankruptcy or insolvency statute, any rights or claims of MSCO hereunder in respect of the Transaction shall rank for all purposes no higher than, but on a parity with, the rights or claims of holders of Shares, and MSCO hereby agrees that its rights and claims hereunder shall be subordinated to those of all parties with claims or rights against Issuer (other than common stockholders) to the extent necessary to assure such ranking. Without limiting the generality of the foregoing, after the commencement of Bankruptcy Proceedings, the claims of MSCO hereunder shall for all purposes have rights equivalent to the rights of a holder of a percentage of the Shares equal to the aggregate amount of such claims (the “Claim Amount”) taken as a percentage of the sum of (i) the Claim Amount and (ii) the aggregate fair market value of all outstanding Shares on the record date for distributions made to the holders of such Shares in the related Bankruptcy Proceedings. Notwithstanding any right it might otherwise have to assert a higher priority claim in any such Bankruptcy Proceedings, MSCO shall be entitled to receive a distribution solely to the extent and only in the form that a holder of such percentage of the Shares would be entitled to receive in such Bankruptcy Proceedings, and, from and after the commencement of such Bankruptcy Proceedings, MSCO expressly waives (i) any other rights or distributions to which it might otherwise be entitled in such Bankruptcy Proceedings in respect of its rights and claims hereunder and (ii) any rights of setoff it might otherwise be entitled to assert in respect of such rights and claims.

(d) Notwithstanding any provision of this Confirmation or any other agreement between the parties to the contrary, neither the obligations of Issuer nor the obligations of MSCO hereunder are secured by any collateral, security interest, pledge or lien.

(e) Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(f) Notwithstanding anything to the contrary herein, MSCO may, by prior notice to Issuer, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

(g) It shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Issuer is the sole Affected Party and MSCO shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement if, on any Exchange Business Day on or prior to the Valuation Date, the closing price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price (as specified in Schedule I).

17. Share Cap.

Notwithstanding any other provision of this Confirmation or the Agreement to the contrary, in no event shall Issuer be required to deliver to MSCO in the aggregate a number of Shares that exceeds the Share Cap as of the date of delivery (as specified in Schedule I).

18. Transfer and Assignment.

MSCO may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its Affiliates of equivalent credit quality (or whose obligations are guaranteed by an entity of equivalent credit quality) without the consent of Issuer; provided that MSCO may not assign its rights and obligations hereunder and under the Agreement if such assignment would result in (i) Issuer being required to pay the assignee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Issuer would have been required to pay to MSCO in the absence of such assignment or (ii) Issuer receiving a payment from which an amount has been withheld or deducted, on account of a Tax under Section 2(d)(i) of the Agreement in excess of that which Issuer would have been required to so withhold or deduct in the absence of such assignment, unless the assignee would be required to make additional payments pursuant to Section 2(d)(i)(4) of the Agreement corresponding to such withholding or deduction.

19. Governing Law; Jurisdiction; Waiver.

THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE

JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

EACH PARTY HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF ISSUER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Remainder of Page Intentionally Blank

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us by facsimile to the number provided on the attached facsimile cover page.

Confirmed as of the date first written above:

MSCI INC.			MORGAN STANLEY & CO. LLC

By:	/s/ Robert Qutub		By:	/s/ Sebastian Crapanzano
	Name:	Robert Qutub		Name:	Sebastian Crapanzano
	Title:	Chief Financial Officer		Title:	Managing Director

Schedule I

For the purposes of the Transaction, the following terms shall have the following values or meanings:

Tranche #1:

The Trade Date shall be August 1, 2013.

The Discount equals USD 0.34.

The Forward Cap Price equals USD 52.1714.

The Initial Shares equal 958,379 Shares.

The Prepayment Amount equals USD 50,000,000.

The Scheduled Valuation Date shall be December 27, 2013.

The Lock-Out Date shall be November 1, 2013.

Observation Dates: Until (and including) the later of the Lock-Out Date and the “Lock-Out Date” in respect of Tranche 2, alternate Scheduled Trading Days beginning on the Scheduled Trading Day immediately following the Trade Date; thereafter, each Scheduled Trading Day.

Threshold Price: USD 10.00

Tranche #2:

The Trade Date shall be August 1, 2013.

The Discount equals USD 0.34.

The Forward Cap Price equals USD 52.1714.

The Initial Shares equal 958,379 Shares.

The Prepayment Amount equals USD 50,000,000.

The Scheduled Valuation Date shall be December 27, 2013.

The Lock-Out Date shall be November 1, 2013.

Observation Dates: Until (and including) the later of the Lock-Out Date and the “Lock-Out Date” in respect of Tranche 1, alternate Scheduled Trading Days beginning on the second Scheduled Trading Day immediately following the Trade Date; thereafter, each Scheduled Trading Day.

Threshold Price: USD 10.00

As of any date, the Share Cap (applicable to both Tranches in aggregate) shall equal the lesser of (i) 5 million Shares and (ii) 20% of the total number of Shares that Issuer has outstanding as of such date.

Annex A

1585 BROADWAY NEW YORK, NY 10036-8293

August 1, 2013

To:

MSCI INC.

250 GREENWICH STREET 49TH FLOOR 7 WORLD TRADE CENTER

NEW YORK, NY 10007

Ladies and Gentlemen:

In consideration of MSCI INC. (hereinafter “Counterparty”) having entered into or entering into that certain trade dated as of August 1, 2013, Confirm Number DP1:7015020 with Morgan Stanley & Co. LLC (hereinafter “Obligor”) (such confirmation exchanged between the parties hereinafter the “Confirmation”), Morgan Stanley, a Delaware corporation (hereinafter “Guarantor”), hereby irrevocably and unconditionally guarantees to Counterparty, with effect from the date of the Confirmation, the due and punctual payment of all amounts payable by Obligor under the Confirmation when the same shall become due and payable, whether on scheduled payment dates, upon demand, upon declaration of termination or otherwise, in accordance with, and subject to, the terms of the Confirmation and giving effect to any applicable grace period. Upon failure of Obligor punctually to pay any such amounts, and upon written demand by Counterparty to Guarantor at its address set forth in the signature block of this guarantee (the “Guarantee”) (or to such other address as Guarantor may specify in writing), Guarantor agrees to pay or cause to be paid such amounts; provided that delay by Counterparty in giving such demand shall in no event affect Guarantor’s obligations under this Guarantee. This Guarantee is of payment and not of collection.

Guarantor hereby agrees that its obligations hereunder shall be continuing and unconditional and will not be discharged except by complete payment of the amounts payable under the Confirmation, irrespective of (1) any claim as to the Confirmation’s validity, regularity or enforceability or the lack of authority of Obligor to execute or deliver the Confirmation; or (2) any change in or amendment to the Confirmation; or (3) any waiver or consent by Counterparty with respect to any provisions thereof; or (4) the absence or existence of any action to enforce the Confirmation, or the recovery of any judgment against Obligor or of any action to enforce a judgment against Obligor under the Confirmation; or (5) the dissolution, winding up, liquidation or insolvency of Obligor, including any discharge of obligations therefrom; or (6) any similar circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor generally.

Guarantor hereby waives diligence, presentment, demand on Obligor for payment or otherwise (except as provided hereinabove), filing of claims, requirement of a prior proceeding against Obligor and protest or notice, except as provided for in the Confirmation with respect to amounts payable by Obligor. If at any time payment under the Confirmation is rescinded or must be otherwise restored or returned by Counterparty upon the insolvency, bankruptcy or reorganization of Obligor or Guarantor or otherwise, Guarantor’s obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by Counterparty.

Guarantor represents to Counterparty, as of the date hereof, that:

1. it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full power and legal right to execute and deliver this Guarantee and to perform the provisions of this Guarantee on its part to be performed;

2. its execution, delivery and performance of this Guarantee have been and remain duly authorized by all necessary corporate action and do not contravene any provision of its certificate of incorporation or by-laws or any law, regulation or contractual restriction binding on it or its assets;

3. all consents, authorizations, approvals and clearances (including, without limitation, any necessary exchange control approval) and notifications, reports and registrations requisite for its due execution, delivery and performance of this Guarantee have been obtained from or, as the case may be, filed with the relevant governmental authorities having jurisdiction and remain in full force and effect and all conditions thereof have been duly complied with and no other action by, and no notice to or filing with, any governmental authority having jurisdiction is required for such execution, delivery or performance; and

4. this Guarantee is its legal, valid and binding obligation enforceable against it in accordance with its terms except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ right or by general equity principles.

Each of the provisions contained in this Guarantee shall be severable and distinct from one another and if one or more of such provisions are now or hereafter becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Guarantee shall not in any way be affected, prejudiced or impaired thereby.

By accepting this Guarantee and executing the Confirmation, Counterparty agrees that Guarantor shall be subrogated to all rights of Counterparty against Obligor in respect of any amounts paid by Guarantor pursuant to this Guarantee, provided that Guarantor shall be entitled to enforce or to receive any payment arising out of or based upon such right of subrogation only to the extent that it has paid all amounts payable by Obligor under the Confirmation.

This Guarantee shall expire on December 27, 2013, however, this guarantee may be terminated upon 15 days prior written notice to that effect actually received by Counterparty. Such expiration or termination shall not, however, affect or reduce Guarantor’s obligation hereunder for any liability of Obligor incurred with respect to transactions entered into by Obligor prior to such expiration.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without reference of its choice of law doctrine. All capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Confirmation.

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MORGAN STANLEY

By: /s/ Marc Sgaraglino

Name:	Marc Sgaraglino
Title:	Authorized Signatory
Address:	1585 Broadway
New York, NY 10036
Attn:	Treasurer
Fax No.:	212-762-0337
Phone:	212-761-4000

Signature page to Morgan Stanley Guarantee issued to MSCI INC.

and dated August 1, 2013